LIFE SETTLEMENTS CONTINUE TO GAIN MOMENTUM
AS AN ASSET CLASS

WACO, TX – October 27, 2010 – As it enters its third decade, the life settlements industry continues to gain attention as an alternate asset class for individuals and financial services companies to consider when developing investment strategies.

Life settlement product structures can vary.  One approach is for an issuer to pool policies and use them as the underlying assets in a public or private securities offering similar to a mutual fund, where a large pool of investors own units or shares of the offering.  Another approach used by institutional investors is to purchase a portfolio of whole policies that might contain 100 or more policies.  This approach is favored by large institutions with the funds needed to buy the policies.

For individual purchasers who are accredited, but do not have the same investment budget as institutions, direct fractional ownership in policies is available.  With this kind of structure, accredited purchasers can buy a discrete portion of a policy, say, 1/50th of a policy that has 49 other fractional owners.  This direct, fractional ownership allows purchasers to diversify their ownership among a number of policies while avoiding annual fund management fees.

“The increasingly volatile nature of the capital market has caused both institutions and accredited investors to seek alternatives to traditional investments such as stocks and bonds,” said Brian D. Pardo, Chairman and Chief Executive Officer of Life Partners Holdings, Inc., the only publicly-traded life settlement provider in the United States.  “Based on our analysis of current market trends, we foresee a very active market going forward, for both policy sellers and purchasers.”

Notably, a number of banks, financial services companies and pension funds have entered this sector in recognition of its relative risk profile and return potential.  The Fortress Investment Group recently agreed to purchase a multi-billion portfolio of life settlement policies from KBC Bank, N.V., and the Oregon Investment Council, which oversees investments of the state pension fund, recently committed $100 million to invest in life settlements.

The life settlement option empowers life insurance consumers with the ability to liquefy assets that were previously illiquid and difficult to monetize.  The life settlement industry also benefits the nation’s seniors, many of whom have suffered stark losses due to the stock market downturn.  Frequently, an insurance policy is the least objectionable asset to sell.  Most states require brokers who represent policy sellers to be licensed and impose a fiduciary duty on them to help their clients maximize the value of the policy, and work in their clients’ interest to secure the highest offer available.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 122,000 transactions for its worldwide client base of 26,000 high net worth individuals and institutions in connection with the purchase of over 6,300 policies totaling more than $2.7 billion in face value.

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LPHI-G

Contact:
Mike Waterman
Public Relations
202-973-5302
info@lphi.com
www.lphi.com

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